Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

ProFunds:

We consent to the use of our report dated September 27, 2013 for ProFunds, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

November 25, 2013